UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):
September 26, 2005

PINNACLE AIRLINES CORP.

(Exact Name of Registrant as Specified in Charter)

(State or other jurisdiction of incorporation or organization) Delaware	(Commission File Number) 001-31898	(I. R. S. Employer Identification No.) 03-0376558

(Address of principal executive offices)	(Zip Code)
1689 Nonconnah Blvd, Suite 111 Memphis, TN	38132

Registrant’s telephone number, including area code
(901) 348-4100

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
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Item 8.01 Other Events
SIGNATURE

Item 8.01 Other Events
Pinnacle Airlines Corp. (“Pinnacle”) has received a request from its airline partner, Northwest Airlines, Inc. (“Northwest”), to remove 15 CRJ aircraft from service, effective October 31, 2005. Pinnacle expects its block hours and cycles in the fourth quarter of 2005 to be reduced by approximately 11% and 10%, respectively, compared to its original expected schedule operating a full complement of 139 CRJ aircraft. Pinnacle is making arrangements to place these aircraft in long-term storage.
Under the Airline Services Agreement between Pinnacle and Northwest (the “ASA”), Pinnacle receives variable revenue based on the number of block hours and cycles it produces, fixed revenue based on the number of aircraft in its fleet, and revenue to reimburse Pinnacle for certain expenses arranged by Northwest, such as aircraft rent and fuel. Under the ASA, Pinnacle expects the schedule reduction to impact only the variable components of its revenue; accordingly, Pinnacle expects fourth quarter 2005 revenue to be reduced by approximately 7% from the Company’s previous expectations. Pinnacle has informed Northwest that it expects to continue receiving fixed based components of its revenue calculated on the basis of its full 139 aircraft fleet, in accordance with the terms of the ASA. However, should Northwest try to dispute the terms of the ASA and claim that it owes an even lower amount of revenue from the schedule reduction, the impact to Pinnacle’s fourth quarter revenue could be substantially greater.
Management has already begun steps to reduce Pinnacle’s costs to compensate for the 15 aircraft schedule reduction. Pinnacle will have excess staffing levels in all areas of its operations after the 15 aircraft are removed from service. Management expects to reduce staffing levels through a combination of regular attrition and voluntary employee leaves. It is possible that the Company will be forced to resort to involuntary furloughs, should the number of employees electing voluntary leaves be insufficient. Pinnacle is also reviewing other components of its cost structure to reduce its costs further.
As a result of the 15 aircraft schedule reduction, Pinnacle expects fourth quarter earnings to decline between 10% and 15% as compared to its previous projections based on operating a full complement of 139 aircraft. The earnings impact could be materially greater based upon the final outcome of discussions with Northwest regarding Pinnacle’s revenue to be earned under the ASA, and based upon the Company’s ability to eliminate costs associated with the reduced operations.
On September 15, 2005, First Tennessee Bank advanced Pinnacle $17 million under the Company’s revolving credit facility. Based on the informal discussions that Pinnacle has had with Northwest, Pinnacle expects to receive pro-rated payments on September 30, 2005 and October 17, 2005 from Northwest for regional airline services performed subsequent to September 14, 2005. If Northwest makes the pro-rated payments as expected, Pinnacle believes its liquidity is adequate.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PINNACLE AIRLINES CORP. (Registrant)
By:	/s/ Peter D. Hunt
Peter D. Hunt
Vice President and Chief Financial Officer

September 26, 2005